EXHIBIT 99.1


SOURCE: The Sagemark Companies Ltd.

PRESS RELEASE                                               TRADING SYMBOL: SKCO


             SAGEMARK ANNOUNCES SECOND CLOSING OF PRIVATE PLACEMENT
                 Company to expand PET imaging center portfolio


     NEW YORK, NY- January 3, 2005 - The Sagemark Companies Ltd. (SKCO) announced today that it has consummated a second closing in connection with a private placement of shares of its common stock, and warrants to purchase shares of its common stock, with gross proceeds of $2,360,000. These proceeds are in addition to the $3,461,500 received by Sagemark from the November closing, for a total of $5,821,500 from the private placement through December 29, 2004.

     Sagemark owns, operates and administers out-patient medical diagnostic positron emission tomography (PET) imaging centers and opened its fifth PET imaging center this month. "This private placement will enable the Company to aggressively expand its portfolio of state-of-the-art PET imaging centers" stated Ted Shapiro, President and Chief Executive Officer of The Sagemark Companies Ltd.

     The private placement was made exclusively to accredited investors in a private transaction under Regulation D exempt from the registration requirements of the Securities Act of 1933, as amended. The private placement is described in greater detail in the Company's current Report on Form 8-K filed with the Securities and Exchange Commission concurrently with the issuance of this press release.

     This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any jurisdiction in which such offering would be unlawful.

     Except for historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition to the factors set forth above, other important factors that could cause actual results in future periods to differ materially from those results projected in such forward looking statements include, but are not limited to, risks associated with new technology development, government regulations and access to required financing and working capital. Those and other risks that could cause actual results in future periods to differ materially from those results forecasted in the forward-looking statements are more fully described in the Company's SEC filings. Copies of these filings may be obtained by contacting the Company or the U.S. Securities & Exchange Commission via its web site at www.sec.gov. The Company undertakes no obligation to update any of the forward-looking statements contained in its press releases.

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Contact: Ted Shapiro, President & CEO
The Sagemark Companies Ltd.
Phone (212) 554-4219

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